                                                                      EXHIBIT 11

                             Multi-Color Corporation

                        COMPUTATION OF EARNINGS PER SHARE

      For the Years Ended March 31, 1996, April 2, 1995 and April 3, 1994




                                                 1996                 1995(1)        1994(1)
                                      -------------------------   -------------  -------------
                                         Fully
                                        Primary      Diluted
                                      -----------  ------------
Net income (loss) for the period:
Income (loss) before extraordinary
item                                  $1,190,968   $ 1,190,968    ($8,523,245)   ($4,335,433)
Extraordinary item                          --            --          225,000           --
                                      ----------   -----------    ------------   ------------
Net income (loss)(A)                  $1,190,968   $ 1,190,968    ($8,748,245)   ($4,335,433)
                                      ==========   ===========    ============   ============

Weighted common shares outstanding:    2,172,932     2,172,932      2,168,577      2,151,006
Dilutive effect of options
outstanding during the period (2)          4,995        27,663           --             --

                                      ----------   -----------    ------------   ------------
Total common and common equivalent
Shares (B)                             2,177,927     2,200,595       2,168,577        ($2.02)
                                      ==========   ===========    ============   ============
Income (loss) per common and common
equivalent shares (A)/(B);
Before extraordinary item             $     0.55   $      0.54         ($3.93)        ($2.02)
Extraordinary item                          --            --            (0.10)          --

Net income (loss)
                                      $     0.55   $      0.54         ($4.03)        ($2.02)
                                      ==========   ===========    ============   ============

(1) For 1995 and 1994, the primary and fully dilutive earnings per share computations are the same. Due to the net losses, common equivalent shares are excluded from the computations as they would be anti-dilutive.

(2) Since the fourth quarter incremental shares were greater than the average of the four quarters in 1996, the fourth quarter incremental shares were used in the year-to-date fully diluted calculation. Stock options were not included if they were anti-dilutive.

